Exhibit 16.2

Deloitte &Touche LLP
2500 One PPG Place
Pittsburgh, Pennsylvania 15222-5401

Tel: (412)  338-7200
www.deloitte.com

November 6, 2003

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read the section captioned “Change in Accountants” on pages 66 to 67 of the Registration Statement of Portec Rail Products, Inc. on Form S-1 dated November 6, 2003, and have the following comments:

1.	We have no basis on which to agree or disagree with the statement in the first sentence of the first paragraph with respect to the appointment of BKD, LLP, and agree with the statement insofar as it relates to the dismissal of Deloitte & Touche LLP. We have no basis on which to agree or disagree with the statements made in the second and third sentences of this paragraph, and agree with the statement made in the fourth sentence.

2.	We have no basis on which to agree or disagree with the statement made in the first sentence of the second paragraph. We agree with the statements made in the second and third sentences of this paragraph insofar as they relate to Deloitte & Touche LLP, and have no basis on which to agree or disagree with the statements insofar as they relate to Ernst & Young LLP.

3.	We agree with the statements made in the third paragraph insofar as they relate to Deloitte & Touche LLP, and have no basis on which to agree or disagree with the statements insofar as they relate to Ernst & Young LLP.

4.	We have no basis on which to agree or disagree with the statements made in the fourth paragraph.

Yours truly,